Exhibit 23.5

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the combined balance sheet of KWF Real Estate Venture VI, L.P. and subsidiary as of December 31, 2011, and the related combined statements of operations and comprehensive loss, partners’ capital and cash flows for the period from October 5, 2011 (inception) through December 31, 2011, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the December 31, 2011 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 2, 2012